Exhibit 10.4
December 8, 2017

Dear Ken,

On behalf of Facebook, Inc. (the “Company”), I am pleased to offer you a position as a member of the Company’s Board of Directors (the “Board”). This offer shall be subject to formal approval of the Board, provided that your service as a Board member shall not commence prior to February 1, 2018. Any public announcement of this matter prior to the effective date of your service as Board member shall be made by mutual agreement of you and the Company.
Board meetings are generally held on-site at the Company on a quarterly basis, and we hope that your schedule will permit you to attend all of the meetings. In addition, there may be telephonic meetings to address specific matters that arise from time to time. The Board has also delegated certain duties to a number of committees, and you may be asked to serve on one or more of these committees.

As compensation for your services as a Board member, you will receive (i) an annual cash retainer of $50,000, and (ii) an annual grant of restricted stock units (“RSUs”) with an “Initial Value” of $300,000. In each case, compensation for your first term will be pro-rated based on the number of days that you serve through May 15, 2018. Thereafter, you shall receive compensation pursuant to the Company’s Board compensation program, as in effect from time to time.
Your RSUs will be granted under the Company's 2012 Equity Incentive Plan (the "2012 EIP"). The exact number of RSUs will be determined by reference to a trailing average closing stock price. The RSUs for your initial grant will vest fully on May 15, 2018, provided that you continue to serve on the Board through such date. The RSUs shall be subject to the terms and conditions set forth in the 2012 EIP and your Restricted Stock Unit Agreement. In the event that the Company changes its 2012 EIP (or adopts a successor plan) prior to granting your RSUs, including any changes to the type or structure of equity instruments offered, you will be entitled to receive an equity grant of substantially equivalent value as determined by the Company.
Nothing in this offer or your Restricted Stock Unit Agreement shall restrict the rights of the Company and its stockholders to remove any individual from the Board at any time in accordance with the Company’s bylaws and provisions of applicable law. This letter sets forth the terms of your service as a member of the Board and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company’s Chief Executive Officer and by you.

I am pleased to extend you this offer and look forward to working with you as a member of the Company’s Board of Directors. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to myself or Lori Goler, our VP of People.

Very truly yours,

FACEBOOK, INC.

By: /s/ Mark Zuckerberg
Mark Zuckerberg

ACCEPTED AND AGREED:

/s/ Kenneth I. Chenault
Signature of Kenneth I. Chenault

January 11, 2018_________________
Date